CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Bear Market Performance Leveraged Upside Securities due 2010	$2,150,000	$119.97

August 2009

Pricing Supplement No. 176
Registration Statement No. 333-156423
Dated August 24, 2009
Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in International Equities

Bear Market PLUS based Inversely on the Shares of the iShares® MSCI EAFE Index Fund due October 28, 2010
Performance Leveraged Upside SecuritiesSM
The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, you will receive, for each stated principal amount of Bear Market PLUS that you hold, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing price of the underlying shares on the valuation date. All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

FINAL TERMS
Issuer:	Morgan Stanley
Maturity date:	October 28, 2010
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$2,150,000
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Upside reduction amount:	$10 x share percent increase
Share percent decrease:	(initial share price – final share price) / initial share price
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	52.34, which is the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date times the adjustment factor
Valuation date:	October 25, 2010, subject to adjustment for certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$12.05 per Bear Market PLUS (120.5% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Stated principal amount:	$10 per Bear Market PLUS
Issue price:	$10 per Bear Market PLUS
Pricing date:	August 24, 2009
Original issue date:	August 31, 2009 (5 business days after the pricing date)
CUSIP:	617484795
ISIN:	US6174847953
Listing:	The Bear Market PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Bear Market PLUS	$10	$0.10	$9.90
Total	$2,150,000	$21,500	$2,128,500
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for PLUS.

The Bear Market PLUS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

THE BEAR MARKET PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BEAR MARKET PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Bear Market PLUS Based Inversely on the Shares of the iShares® MSCI EAFE Index Fund due October 28, 2010
Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Bear Market PLUS are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for a minimum payment of only 20% of principal at maturity and have the terms described in the prospectus supplement for PLUS and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each stated principal amount of Bear Market PLUS that the investor holds, an amount in cash that may be more or less than the stated principal amount based inversely upon the closing price of the underlying shares at maturity.  The Bear Market PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Bear Market PLUS are subject to the credit risk of Morgan Stanley.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
August 24, 2009	August 31, 2009 (5 business days after the pricing date)	October 28, 2010, subject to postponement due to a market disruption event

Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Aggregate principal amount:	$2,150,000
Issue price:	$10 per Bear Market PLUS
Stated principal amount:	$10 per Bear Market PLUS
Denominations:	$10 per Bear Market PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bear Market PLUS
Payment at maturity:
▪ If the final share price is less than the initial share price:
$10 + enhanced downside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final share price is greater than or equal to the initial share price
$10 – upside reduction amount
In no event will the payment at maturity be less than the minimum payment at maturity.

Enhanced downside payment:	$10 x leverage factor x share percent decrease
Leverage factor:	200%
Share percent decrease:	(initial share price – final share price) / initial share price
Upside reduction amount:	$10 x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	52.34, which is the closing price of one share of the underlying shares on the pricing date
Final share price:	The closing price of one share of the underlying shares on the valuation date as published under the Bloomberg ticker symbol “EFA” or any successor symbol times the adjustment factor
Valuation date:	October 25, 2010, subject to adjustment for certain market disruption events.
Maximum payment at maturity:	$12.05 per Bear Market PLUS (120.5% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two scheduled trading days prior to the scheduled maturity date, the maturity date of the Bear Market PLUS will be postponed until the second scheduled trading day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 6

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Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Bear Market PLUS will not be listed on any securities exchange
CUSIP:	617484795
ISIN:	US6174847953
Minimum ticketing size:	100 Bear Market PLUS
Tax considerations:
Although the issuer believes that, under current law, the Bear Market PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS.

Assuming this treatment of the Bear Market PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

■ A U.S. Holder should not be required to recognize taxable income over the term of the Bear Market PLUS prior to maturity, other than pursuant to a sale or exchange.

■
Upon sale, exchange or settlement of the Bear Market PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Bear Market PLUS.  Such gain or loss should be long-term capital gain or loss if the investor has held the Bear Market PLUS for more than one year.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Bear Market PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Investors should note that the accompanying prospectus supplement for PLUS does not address the tax consequences to an investor holding the Bear Market PLUS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction.  An investor who holds any securities the return on which is based on or linked to the performance of the iShares MSCI EAFE Index Fund or any of its underlying assets should discuss with its tax adviser the U.S. federal income tax consequences of an investment in the Bear Market PLUS (including the potential application of the “straddle” rules).

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Bear Market PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Bear Market PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Bear Market PLUS by taking positions in the underlying shares and futures and options contracts on the underlying shares. Such activities could have decreased the price of the underlying shares, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the principal amount of the Bear Market PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for PLUS.
Supplemental Information Regarding Plan of Distribution:
The agent expects to distribute the Bear Market PLUS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG. MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.
Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Bear Market PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Performance Leveraged Upside SecuritiesSM

How Bear Market PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the Bear Market PLUS based on the following terms:

Stated principal amount:	$10 per Bear Market PLUS
Leverage factor:	200%
Maximum payment at maturity:	$12.05 per Bear Market PLUS (120.5% of the stated principal amount)
Minimum payment at maturity:	$2.00 per Bear Market PLUS (20% of the stated principal amount)

Bear Market PLUS Payoff Diagram

How it works

▪
If the final share price is less than the initial share price, then investors receive the $10 stated principal amount plus 200% of the percentage decline in the underlying shares over the term of the Bear Market PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity if the final share price decreases from the initial share price by 10.25%.

▪	If the underlying shares depreciate 5%, the investor would receive a 10% return, or $11.00.

▪	If the underlying shares depreciate 50%, the investor would receive only the maximum payment at maturity of $12.05 (120.5% of the stated principal amount).

▪
If the final share price is greater than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% increase in the price of the underlying shares, subject to the minimum payment at maturity of $2.00 per Bear Market PLUS.

▪      If the underlying shares increase in price by 10%, the investor would lose 10% of their principal and receive only $9 per Bear Market PLUS at maturity, or 90% of the stated principal amount.

▪      If the underlying shares appreciate by 90%, the investor would receive the minimum payment at maturity of 20% of the stated principal amount, or $2.00.

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Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold, an amount in cash, based upon the closing price of the underlying shares on the valuation date, determined as follows:

If the final share price is less than the initial share price, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold a payment at maturity equal to:

$10    +    enhanced downside payment,

subject to a maximum payment at maturity of $12.05, or 120.5% of the stated principal amount of $10 for each Bear Market PLUS,

where,

enhanced downside payment   =   $10    ×    200%    ×    share percent decrease

and

share percent decrease	=	initial share price − final share price
initial share price

If the final share price is greater than or equal to the initial share price, investors will receive for each $10 stated principal amount of Bear Market PLUS that they hold, a payment at maturity equal to:

$10    –    upside reduction amount

subject to a minimum payment at maturity of $2.00, or 20% of the stated principal amount of $10 for each Bear Market PLUS,

where,

upside reduction amount   =   $10    ×    share percent increase

and

share percent increase	=	final share price − initial share price
initial share price

Because the upside reduction amount will be greater than or equal to $0, the payment at maturity in this case will be less than or equal to $10, subject to the minimum payment at maturity.

Under no circumstances will the payment at maturity be less than $2.00 per Bear Market PLUS.

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Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Bear Market PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page S-19 of the prospectus supplement for PLUS.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Bear Market PLUS.

▪
Bear Market PLUS do not pay interest and provide for a minimum payment at maturity of only 20% of principal.  The terms of the Bear Market PLUS differ from those of ordinary debt securities in that the Bear Market PLUS do not pay interest and provide for a minimum payment of only 20% of the stated principal amount at maturity.  If the final share price is greater than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each Bear Market PLUS by an amount proportionate to the increase in the closing price of the underlying shares above the initial share price, subject to the minimum payment at maturity.

▪
Appreciation potential is limited.  The appreciation potential of Bear Market PLUS is limited by the maximum payment at maturity of $12.05 (120.5% of the stated principal amount).  Although the leverage factor provides 200% exposure to any decline in the price of the underlying shares as of the valuation date, because the payment at maturity will be limited to 120.5% of the stated principal amount for the Bear Market PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price decreases by 10.25% from the initial share price.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Bear Market PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Bear Market PLUS in the secondary market, including: the trading price and volatility of the shares of the iShares® MSCI EAFE Index Fund, dividend rate on the shares composing the MSCI EAFE Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.

▪
The Bear Market PLUS are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Bear Market PLUS. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Bear Market PLUS at maturity, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Bear Market PLUS.

▪
The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, holders of the Bear Market PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency.  If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the price of the underlying shares will be adversely affected and the payment at maturity on the Bear Market PLUS may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
There are risks associated with investments in securities such as the Bear Market PLUS linked to the value of foreign equity securities.  The stocks included in the MSCI EAFE Index and that are generally tracked by the underlying shares have

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Performance Leveraged Upside SecuritiesSM

been issued by companies in various foreign countries.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
Adjustments to the underlying shares or to the MSCI EAFE Index could adversely affect the value of the Bear Market PLUS. The investment adviser to the iShares® MSCI EAFE Index Fund (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund.  Any of these actions could adversely affect the share price and, consequently, the value of the notes.  Barclays Global Fund Advisors (“BGFA”) is currently the Investment Adviser for the iShares® MSCI EAFE Index Fund.  However, on June 16, 2009, Barclays PLC (“Barclays”), the ultimate parent company of BGFA, accepted a binding offer and entered into an agreement to sell its interests in BGFA and certain affiliated companies to BlackRock, Inc. (the “BlackRock Transaction”), subject to regulatory approvals and customary closing conditions.  Under the Investment Company Act of 1940, as amended, completion of the BlackRock Transaction will cause the automatic termination of the current investment advisory agreements between BGFA and the iShares® MSCI EAFE Index Fund.  The iShares® MSCI EAFE Index Fund’s Board of Trustees and its shareholders will need to approve a new investment advisory agreement.

▪
Not equivalent to investing in or taking a short position with respect to the underlying shares.  Investing in the Bear Market PLUS is not equivalent to investing in or taking a short position with respect to the underlying shares, the MSCI EAFE Index or the stocks that constitute the MSCI EAFE Index. Investors in the Bear Market PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index.

▪
The underlying shares and the MSCI EAFE Index are different. The performance of the underlying shares may not exactly replicate the performance of the MSCI EAFE Index because the iShares® MSCI EAFE Index Fund will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that the iShares® MSCI EAFE Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the iShares® MSCI EAFE Index Fund and the MSCI EAFE Index or due to other circumstances.  The Investment Adviser generally invests at least 90% of the assets of the iShares® MSCI EAFE Index Fund in securities of the MSCI EAFE Index and in depository receipts representing securities or the MSCI EAFE Index.  The Investment Adviser may invest the remainder of such assets in securities not included in the MSCI EAFE Index but which BGFA believes will help the iShares® MSCI EAFE Index Fund track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds affiliated with the Investment Adviser.

▪
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Bear Market PLUS may be materially and adversely affected.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Bear Market PLUS.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours have carried out, and will continue to carry out, hedging activities related to the Bear Market PLUS (and possibly to other instruments linked to the underlying shares or to the MSCI EAFE Index), including trading in the underlying shares and in other instruments linked to the underlying shares or the MSCI EAFE Index.  MS & Co. and some of our other subsidiaries also trade the underlying shares and other financial instruments related to the underlying shares and the MSCI EAFE Index on a regular basis as part of

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their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial share price of the underlying shares and, therefore, could have decreased the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Bear Market PLUS.  Additionally, such hedging or trading activities during the term of the Bear Market PLUS, including on the valuation date, could adversely affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪
The Bear Market PLUS will not be listed on any securities exchange and secondary trading may be limited. The Bear Market PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Bear Market PLUS.  MS & Co. may, but is not obligated to, make a market in the Bear Market PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Bear Market PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Bear Market PLUS, the price at which you may be able to trade your Bear Market PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the Bear Market PLUS, it is likely that there would be no secondary market for the Bear Market PLUS.  Accordingly, you should be willing to hold your Bear Market PLUS to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Bear Market PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Bear Market PLUS, as well as the cost of hedging our obligations under the Bear Market PLUS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Bear Market PLUS.  As calculation agent, MS & Co. has determined the initial share price and will determine the final share price and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of the MSCI EAFE Index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the Bear Market PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Bear Market PLUS.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Bear Market PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the Bear Market PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Bear Market PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Bear Market PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may well include the Bear Market PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Bear Market PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Bear Market PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Performance Leveraged Upside SecuritiesSM

Information about the Underlying Shares

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Bear Market PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Bear Market PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the Bear Market PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Bear Market PLUS and therefore the trading prices of the Bear Market PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Bear Market PLUS under the securities laws.  As a purchaser of the Bear Market PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The Bear Market PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Bear Market PLUS or any member of the public regarding the advisability of investing in the Bear Market PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Bear Market PLUS.

The MSCI EAFE Index®. The MSCI EAFE Index® is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and those in Europe and Asia, which include Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.  The MSCI EAFE Index® is described under the heading “Underlying Indices and Underlying Index Publishers Information—MSCI EAFE Index®” and “—MSCI Global Investable Market Indices Methodology” in Annex A of the accompanying prospectus supplement for PLUS.

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Bear Market PLUS Based Inversely on the Shares of the iShares® MSCI EAFE Index Fund due October 28, 2010
Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices of the shares of the iShares® MSCI EAFE Index Fund for each quarter in the period from January 1, 2004 through August 24, 2009.  The closing price of the shares of the iShares® MSCI EAFE Index Fund on August 24, 2009 was $52.34.  The graph following the table sets forth the daily closing prices of the underlying shares for the same period.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the shares of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI EAFE Index Fund on the valuation date.

iShares® MSCI EAFE Index Fund (CUSIP 464287465)	High ($)	Low ($)	Period End ($)
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	58.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter	45.44	31.70	37.59
Second Quarter	49.04	38.57	45.81
Third Quarter (through August 24, 2009)	52.35	44.01	52.34

iShares® MSCI EAFE Fund Daily Closing Prices January 1, 2004 to August 24, 2009

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Bear Market PLUS Based Inversely on the Shares of the iShares® MSCI EAFE Index Fund due October 28, 2010
Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

August 2009	Page 11